Exhibit 8

                                 New York, New York

                                  February 9, 2000

          NUI Corporation
          550 Route 202-206
          Box 760
          Bedminster, New Jersey  07921-0760

          Ladies and Gentlemen:

                    You have requested our opinion regarding certain U.S. federal income tax issues related to the transactions described in the Proxy Statement/Prospectus of NUI Corporation, a New Jersey Corporation ("NUI") and NUI Holding Company, a New Jersey corporation ("Holdco"), (the "Proxy Statement/Prospectus") including the form of Agreement and Plan of Exchange between NUI and Holdco attached as an exhibit thereto (the "Exchange Agreement"). Except as otherwise provided, capitalized terms used in this letter have the meanings set forth in the Exchange Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

                    In rendering our opinion to you, we have relied, with your consent, upon representations made by NUI and Holdco to us in their letters dated today (the "Representation Letters"), the representations set forth in the Exchange Agreement and upon the facts set forth in the Proxy Statement/Prospectus included in the Registration Statement of Holdco on Form S-4 (the "Registration Statement") and accompanying exhibits to be filed in connection with the Exchange. We have made no independent investigation with regard to statements made in the Representation Letters, the representations set forth in Exchange Agreement or the facts set forth in the Proxy Statement/Prospectus and the Registration Statement. In rendering our opinion to you, we have assumed, with your consent, that the preceding statements, representations and facts are true, complete and accurate as of the date hereof and will be true, complete and accurate as of the Effective Time. We have also assumed, with your consent, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies (and the authenticity of the originals of such documents) and that the transactions described in the Exchange Agreement will be carried out in accordance with their terms.

                    In rendering our opinion to you, we have considered the applicable provisions of the Code, Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service (the "Service") and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and in certain circumstances with retroactive effect.

                    Based upon and subject to the facts, statements, representations, assumptions and limitations described herein, our examination of the Exchange Agreement, the Proxy Statement/Prospectus, the Registration Statement and the relevant legal authorities, we are of the opinion that for U.S. federal income tax purposes the Exchange will be treated as a transaction described in Section 351 of the Code.

                    Our opinion is limited to the U.S. federal income tax matters addressed, and no opinion is rendered with respect to the tax consequences of the transactions described in the Exchange Agreement or the Registration Statement under state, local or foreign law or any other issue, including any other tax issues with respect to the transactions described in the Exchange Agreement or the Registration Statement.

                    In addition, our opinion is based upon U.S. federal income tax law currently in effect, including the Code and Treasury Regulations promulgated thereunder, administrative pronouncements by the Service, judicial decisions and such other legal authorities as we have deemed necessary for purposes of this opinion, as each exists as of the date of this letter. Existing federal income tax law is subject to change on a prospective or retroactive basis. If any fact, statement, representation or assumption described herein or contained in the Exchange Agreement, the Proxy Statement/Prospectus, the Registration Statement or the Representation Letters is not true, correct and complete, or in the event of a change in law, our opinion shall be void and of no force or effect. You should be aware that although this letter represents our opinion concerning the matter specifically discussed, it is not binding on the courts or on any administrative agency, including the Service, and a court or agency may act or hold to the contrary. We undertake no obligation to update this letter or our opinion at any time. Our opinion is provided solely to you as a legal opinion only, and not as a guaranty or warranty, and is limited to the specific transactions, documents and matters described above. No opinion may be implied or inferred beyond that which is expressly stated in this letter.

                    We are providing this opinion solely to you in connection with the filling of the Proxy Statement/Prospectus. Our opinion may not be relied upon by any person or entity other than you and no person may be subrogated to any rights you have in connection with our opinion. You may rely upon and refer to the foregoing opinion in the Proxy Statement-Prospectus and we hereby consent to the filling of this opinion as an exhibit to the Proxy Statement-Prospectus and the reference to the above mentioned opinion under "PROPOSAL NO. 1: APPROVAL OF EXCHANGE AGREEMENT - Material United States Federal Income Tax Considerations." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. Without our prior written consent, this opinion may not be furnished to any other person or entity and may not be quoted in whole or in part or otherwise referred to in (or be the basis for) any report or document furnished to any person or entity, except in connection with the inspection of the addressee's files by internal company or governmental examiners or auditors.

                              Very truly yours,


                              /s/  Leboeuf, Lamb, Greene & MacRae, L.L.P.
                                   LeBoeuf, Lamb, Greene & MacRae, L.L.P.